As filed with the Securities and Exchange Commission on May 30, 2014

Registration No. 333-123761

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to

Form S–8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

FREDERICK’S OF HOLLYWOOD GROUP INC.

(Exact name of registrant as specified in its charter)

New York	13-5651322
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6255 Sunset Boulevard

Hollywood, California 90028

(Address of principal executive offices)

2000 PERFORMANCE EQUITY PLAN

(Full titles of the plans)

Thomas J. Lynch

Chairman of the Board and Chief Executive Officer

Frederick’s of Hollywood Group Inc.

6255 Sunset Boulevard

Hollywood, California 90028

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (323) 466-5151

Copies to:

David Alan Miller

Graubard Miller

405 Lexington Avenue, 11th Floor

New York, New York 10174

(212) 818-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) filed by Frederick’s of Hollywood Group Inc. (the “Company”) removes from registration all unsold securities of the Company registered under the Company’s Registration Statement on Form S-8 (File No. 333-123761) (the “Registration Statement”), pertaining to the registration of the shares of common stock, par value $0.01 per share (“Common Stock”), offered under the Company’s 2000 Performance Equity Plan. As of the date hereof, 612,071 shares of Common Stock remain unsold under the Registration Statement.

On December 18, 2013, the Company entered into an Agreement and Plan of Merger with FOHG Holdings, LLC (“Parent”) and FOHG Acquisition Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company with the Company becoming a wholly owned subsidiary of Parent (the “Merger”). The Merger became effective on May 30, 2014 pursuant to a certificate of merger filed with the Department of State of the State of New York.

In connection with the Merger, the Company is terminating all offerings of its shares of Common Stock pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hollywood, State of California, on May 30, 2014.

FREDERICK’S OF HOLLYWOOD GROUP INC.

By:	/s/ Thomas J. Lynch
Thomas J. Lynch
Chairman and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.